Exhibit 99.1

Icahn Enterprises L.P. Enters Into

Agreement with Brett Icahn

Brett Icahn Joins Board of Directors and

Purchases $10 Million in Depositary Units

Icahn Enterprises Announces Management Succession Plan

Icahn Capital LP Hires Three Portfolio Managers

Sunny Isles Beach, Florida, October 1, 2020 -- Icahn Enterprises L.P. (NASDAQ:IEP) today announced that it and its investment management subsidiary, Icahn Capital LP, have entered into an Agreement with Brett Icahn, the son of Chairman Carl Icahn. Pursuant to the Agreement, Brett Icahn and a new team of portfolio managers will manage a portfolio of assets within Icahn Enterprises’ Investment segment over a 7-year term, subject to certain veto rights by Carl Icahn. Brett Icahn will also join the Board of Directors of Icahn Enterprises and purchase $10 million in market value of depositary units from Carl Icahn.

Brett Icahn, a graduate of Princeton University, joined Icahn Capital in 2002 and in 2010 became responsible for co-managing the Sargon Portfolio, a portfolio of assets within the Investment segment, subject to certain veto rights by Carl Icahn. The Sargon Portfolio generated annualized gross returns of 26.8% from its formation on April 1, 2010 through its expiration on July 31, 2016.

Icahn Enterprises also announced the adoption of a management succession plan, pursuant to which it is currently anticipated that Brett Icahn will succeed Carl Icahn as Chairman of Icahn Enterprises and Chief Executive Officer of the Investment segment following the end of the 7-year term of the Agreement or earlier if Carl Icahn should so determine.

Icahn Capital has hired three portfolio managers who will work in the Investment segment under the supervision of Brett Icahn and Carl Icahn: Gary Hu, most recently an Analyst with Silver Point Capital; Steven Miller, most recently an Analyst in the Distressed and Special Situations group at BlueMountain Capital Management; and Andrew Teno, most recently a director at Fir Tree Partners.

About Icahn Enterprises L.P.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in seven primary business segments: Investment, Energy, Automotive, Food Packaging, Metals, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

This release contains or may be deemed to contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not indicative of future performance. There can be no assurance that any forward-looking information will result or be achieved. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Investor Contact:

SungHwan Cho, Chief Financial Officer

(305) 422-4000